Exhibit 10.25
SPS COMMERCE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Adopted:	29 October 2024
Effective:	Immediately prior to 2025 Annual Meeting of Stockholders

Director annual retainer: Annual retainer, payable in cash, of $35,000 per director except for the chairperson who shall receive $85,000.
Committee chairs annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 20,000
Compensation Committee:	15,000
Finance and Strategy Committee:	10,000
Governance and Nominating Committee:	8,500
Committee member annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 10,000
Compensation Committee:	7,500
Finance and Strategy Committee:	5,000
Governance and Nominating Committee:	4,000
Annual restricted stock unit and/or deferred stock unit grants:
•Up to $200,000 of restricted stock units or deferred stock units, or some combination of the two, at the director’s election, calculated by dividing $200,000 by the closing sale price for a share of the Company’s common stock on the Company’s primary stock exchange on the date of the Company’s annual meeting of stockholders
•Granted to directors who are elected to the board at the annual meeting of stockholders
•Vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on the fiscal quarter end next following the date of the annual meeting of stockholders, with full vesting no later than the day before the following annual meeting of stockholders, provided the recipient remains a member of the board as of an applicable vesting date
•Restricted stock units and deferred stock units shall be settled for an equal number of shares of the Company’s common stock
•Restricted stock units will be settled shortly after vesting dates
•Deferred stock units must be retained until completion of the director’s service on the board, and are settled after termination of such service. A director may defer receipt of the shares for up to ten years after completion of service.
Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.
Proration for appointment between annual meetings of stockholders: In the event a director is elected or appointed to the board or a committee on a date other than the annual meeting of stockholders, the director shall receive the cash retainer compensation set forth above pro rated based on the days subsequent to the most recent annual meeting, but shall not receive the equity compensation awards set forth above.
Initial restricted stock unit grants: Each director, who is initially appointed or elected to the board receives a restricted stock unit grant valued at $200,000, with the number of shares calculated by dividing $200,000 by the closing sale price for a share of the Company’s common stock on the Company’s primary stock exchange on the grant date, which is the fifth trading day following the Company’s first earnings release following the date of initial appointment or election to the board (the “Initial RSU Grant Date”). Vest in equal monthly installments over three years commencing on the first day of the calendar month following the initial appointment or election to the board, provided the recipient remains a member of the board as of the vesting date. Restricted stock units shall be settled for an equal number of shares of the Company’s common stock and be settled shortly after vesting dates.